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                                                                     EXHIBIT 11

                       STERICYCLE, INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)


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
                                                         FOR THE THREE                    FOR THE SIX
                                                          MONTHS ENDED                    MONTHS ENDED
                                                           JUNE 30,                         JUNE 30,
                                                 ------------------------------  ------------------------------
                                                      1998            1997           1998            1997
                                                 --------------  --------------  --------------  --------------
Weighted average common shares
outstanding--basic earnings per
share                                                10,539,806      10,142,056      10,511,297     10,071,610

Common stock issuable upon
assumed conversion of stock
options and warrants                                    636,971         448,713         656,195        482,530
                                                 --------------  --------------  --------------  --------------

Adjusted weighted average common
shares outstanding--diluted earnings
per share                                            11,176,777      10,590,769      11,167,492     10,554,140
                                                 ==============  ==============  ==============  =============

Net income (in thousands)                        $        1,088  $          180  $        1,868  $         282
                                                 ==============  ==============  ==============  =============

Net income per share--basic                      $         0.10  $         0.02  $         0.18  $        0.03
                                                 ==============  ==============  ==============  ==============

Net income per share--diluted                    $         0.10  $         0.02  $         0.17  $        0.03
                                                 ==============  ==============  ==============  ==============
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